EXHIBIT 99.1

                            GRANT PARK FUTURES FUND

[LOGO]

             WEEKLY COMMENTARY FOR THE WEEK ENDED JANUARY 28, 2005


                   GRANT PARK WEEKLY PERFORMANCE STATISTICS *
                                     1/28/05

                        WEEKLY ROR           MTD ROR          YTD ROR

CLASS A UNITS              0.62%              -6.54%           -6.54%
CLASS B UNITS              0.60%              -6.61%           -6.61%
* Subject to independent verification

The Fund posted small gains for the week. Positions in the stock indices and fixed income products recorded earnings while losses stemmed mainly from positions in the agricultural/soft commodity sector.

Long positions in the stock indices gained ground as equity markets posted higher prices by the end of the week. Overseas positions were earners as the Tokyo Nikkei closed stronger after investors bought shares of Nippon Steel Corp. on news that growth data from China was stronger than expected. Analysts said that the positive news regarding the Chinese economy was met with enthusiasm as investors eagerly bought shares in the steel giant as well as those of other Japanese companies currently doing business with China. Gains were also a result of longs in the London FTSE-100, with the index posting five consecutive higher daily closes this week on healthy earnings from pharmaceutical and technology stocks. Elsewhere, longs in the Australian All Ordinaries, Spanish IBEX and Paris CAC all gained as those indices settled the session at higher levels. The S&P Composite Index closed 6.10 points higher, benefiting longs there as well.

Long positions in the fixed income sector recorded gains as prices for U.S. Treasury bonds traded higher on news that the U.S. economy grew at a slower-than-expected pace over the fourth-quarter of last year. The Commerce Department's official figures showed that the economy expanded at an annualized rate of 3.1%, lower than economists' estimates and the weakest advance in the last seven quarters. The data helped the March T-Bond contract at the Chicago Board of Trade to close the week 9/32s higher after being down as much as one full point (32/32s) earlier in the week. Additionally, news that Germany's unemployment rolls grew by 360,000 during the past twelve months (January '04 to January '05) sent prices for German bunds higher, adding value to long positions held there. Profits also came from longs in the Eurex BOBL, LIFFE euribor and Japanese Government Bond markets. Short positions in the Eurodollar contract on the Chicago Mercantile Exchange were rewarded when prices for the short-term interest rate product fell for the second consecutive week.

Long positions in the soft/agricultural commodities sector posted losses. The March cotton contract at the New York Board of Trade fell 3.62 cents to settle at $43.35 per pound amid what analysts described as "heavy speculative selling" ahead of Friday's late afternoon announcement from the National Cotton Council regarding planting acreage for the 2005/06 crop. Prices were already lower after data released earlier in the week showed that export sales were not as strong as investors had anticipated and continued to fall as investors worried that planting acreage would increase over the coming year.


              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                       IS NOT SUITABLE FOR ALL INVESTORS
          THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                          OFFERING BY PROSPECTUS ONLY


                                                (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                           o FAX (312) 756-4452
555 West Jackson Blvd, Suite 600,           Performance Hotline: (866) 516-1574
Chicago, IL 60661                              website: www.dearborncapital.com
                                              e-mail: funds@dearborncapital.com

Lastly, in other sectors, long positions in the crude oil market resulted in losses as the price of the March contract fell $1.35 to close at $47.18 per barrel. Long positions in the foreign currencies sustained small setbacks as the U.S. dollar traded higher for the week and long positions in metals lost ground as gold finished the week slightly lower.










































              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                       IS NOT SUITABLE FOR ALL INVESTORS
          THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                          OFFERING BY PROSPECTUS ONLY


                                                (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                           o FAX (312) 756-4452
555 West Jackson Blvd, Suite 600,           Performance Hotline: (866) 516-1574
Chicago, IL 60661                              website: www.dearborncapital.com
                                              e-mail: funds@dearborncapital.com